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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT

ClinTrials Research North Carolina Inc.

ClinTrials Research Kentucky Inc.

ClinTrials Research Ltd. (located in UK)

ClinTrials Research SARL (located in France)

ClinTrials BioResearch Ltd. (located in Canada)

ClinTrials Research Israel Ltd.

ClinTrials Research Latin America, SA (located in Chile)

ClinTrials Research Australia Pty. Ltd.

ClinTrials Research Italy Srl

ClinTrials Research Sp z. o. o (located in Poland)